Exhibit 12.1
PUGET ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

	12 Months
	Ended
	September 30,	Years Ended December 31,
	2007	2006	2005	2004	2003	2002
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations	$186,435	$167,224	$146,282	$125,411	$119,750	$108,429
Income taxes	81,701	96,270	88,608	76,756	70,775	52,557
Income taxes charged to other income - net	1,204	(3,784)	2,142	(17)	(162)	2,082
Capitalized interest	(4,270)	(7,978)	(3,800)	(2,796)	(2,272)	(1,397)
Total	$265,070	$251,732	$233,232	$199,354	$188,091	$161,671
Fixed charges:
Interest expense	$207,949	$184,013	$174,682	$172,050	$182,902	$192,830
Other interest	4,270	7,978	3,800	2,796	2,272	1,397
Portion of rentals representative of the interest factor	8,877	9,151	5,234	5,424	4,669	5,394
Total	$221,096	$201,142	$183,716	$180,270	$189,843	$199,621
Earnings available for combined fixed charges	$486,166	$452,874	$416,948	$379,624	$377,934	$361,292
Ratio of Earnings to Fixed Charges	2.20x	2.25x	2.27x	2.11x	1.99x	1.81x

PUGET ENERGY
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(Dollars in Thousands)

	12 Months
	Ended
	September 30,	Years Ended December 31,
	2007	2006	2005	2004	2003	2002
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements:
Pre-tax income:
Income from continuing operations	$186,435	$167,224	$146,282	$125,411	$119,750	$108,429
Income taxes	81,701	96,270	88,608	76,756	70,775	52,557
Income taxes charged to other income - net	1,204	(3,784)	2,142	(17)	(162)	2,082
Subtotal	269,340	259,710	237,032	202,150	190,363	163,068
Capitalized interest	(4,270)	(7,978)	(3,800)	(2,796)	(2,272)	(1,397)
Total	$265,070	$251,732	$233,232	$199,354	$188,091	$161,671
Fixed charges:
Interest expense	$207,949	$184,013	$174,682	$172,050	$182,902	$192,830
Other interest	4,270	7,978	3,800	2,796	2,272	1,397
Portion of rentals representative of the interest factor	8,877	9,151	5,234	5,424	4,669	5,394
Total	$221,096	$201,142	$183,716	$180,270	$189,843	$199,621
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements	$486,166	$452,874	$416,948	$379,624	$377,934	$361,292
Dividend Requirement:
Fixed charges above	$221,096	$201,142	$183,716	$180,270	$189,843	$199,621
Preferred dividend requirements below	-	-	-	-	8,189	11,777
Total	$221,096	$201,142	$183,716	$180,270	$198,032	$211,398
Ratio of Earnings to Combined Fixed Charges and
Preferred Dividends Requirement	2.20x	2.25x	2.27x	2.11x	1.91x	1.71x
Computation of Preferred Dividend Requirements:
(a) Pre-tax income	$269,340	$259,710	$237,032	$202,150	$190,363	$163,068
(b) Income from continuing operations	$186,435	$167,224	$146,282	$125,411	$119,750	$108,429
(c) Ratio of (a) to (b)	1.4447	1.5531	1.6204	1.6119	1.5897	1.5039
(d) Preferred dividends	$-	$-	$-	$-	$5,151	$7,831
Preferred dividend requirements [(d) multiplied by (c)]	$-	$-	$-	$-	$8,189	$11,777